Exhibit 99.1

First Oak Brook Bancshares, Inc. 2005 Summary Annual Report

NASDAQ CONGRATULATES
FIRST OAK BROOK
BANCSHARES, INC.
20 YEARS LISTED ON NASDAQ
FIRST OAK BROOK BANCSHARES, INC.
NASDAQ LISTED 1985
NASDAQ

First Oak Brook Bancshares, Inc.
Nature of Business
First Oak Brook Bancshares, Inc. is a bank holding company with $2.2 billion in total assets and $135 million in shareholders’ equity. Established in 1983 and public since 1985, the Company is the twelfth largest independent, publicly-held bank holding company headquartered in Illinois.
Our primary subsidiary, Oak Brook Bank, serves the Chicago area from 21 offices, 17 of which are in the western suburbs. Oak Brook Bank is the nineteenth largest bank or thrift in the Chicago banking market.
Our common stock trades on the NASDAQ Stock Market® under the symbol FOBB.
Our 325 full time and 53 part time employees are committed to working together to deliver value to our customers and to create value for our shareholders.
Contents

Financial Highlights	1
Letter to our Fellow Shareholders	3
Ten Year Earnings Summary and Selected Consolidated Financial Data	22
Condensed Consolidated Balance Sheets	24
Condensed Consolidated Statements of Income	25
Directors and Officers	26
Shareholder Information	29
Corporate Information	30
Reports of Independent Registered Public Accounting Firms	31
About the Cover
In 1985 First Oak Brook Bancshares went public, trading on the NASDAQ Stock Market. At the time, First Oak Brook Bancshares had assets of $252 million and consisted of independently-chartered banks in Oak Brook, Addison and Warrenville, and an Oak Brook Bank branch in Lisle. Photo © 2006, courtesy of The NASDAQ Stock Market, Inc., reprinted with permission.

First Oak Brook Bancshares, Inc.
Financial Highlights

At and for the year ended December 31,	2005	2004
	(Dollars in thousands except share data)
Net income	$16,633	$19,072

Common Stock Data
Basic earnings per share	$1.69	$1.95
Diluted earnings per share	1.67	1.91
Book value per share	13.47	13.33
Market price at year-end	27.95	32.41
Cash dividends paid	.70	.62

Balance Sheet Highlights
Total assets	$2,229,292	$2,082,524
Loans, net of unearned discount	1,312,264	1,071,655
Demand deposits	278,667	265,251
Total deposits	1,883,682	1,714,536
Shareholders’ equity	134,587	133,787

Trust Assets
Discretionary assets under management	$832,816	$751,046
Total assets under administration	$1,057,098	$944,318

Financial Ratios
Return on average assets	.78%	.96%
Return on average equity	12.46%	15.21%

Asset Quality Ratios
Nonperforming loans to total loans outstanding	.06%	.01%
Nonperforming assets to total assets	.04%	.49%
Allowance for loan losses to total loans outstanding	.67%	.80%

First Oak Brook Bancshares, Inc.
OAK BROOK BANK BRANCH FOOTPRINT
FROM 3 OFFICERS IN 1985 TO 21 OFFICES TODAY

First Oak Brook Bancshares, Inc.
To our Fellow Shareholders:
As pictured on the cover of this Annual Report, First Oak Brook Bancshares, Inc. in 2005 celebrated its 20th year as a public company listed on the NASDAQ Stock Market. Over these past two decades the banking landscape has changed markedly.
Through the early 1980s, Illinois banks operated in a highly protected market. The Federal government enforced a ceiling on the interest rates we could pay depositors and permitted only commercial banks to offer checking accounts, which had to be interest free. Illinois enforced “unit banking laws” which granted geographic protection to virtually every bank office in this State, each operating under its own charter.
By 1985, these barriers were crumbling. With the end of geographic protection and the introduction of technological innovations in delivery systems such as drive-up banking, ATMs, and the internet, local banks lost their primary advantage—superior convenience. If we were to be successful in a relatively open market, smaller suburban banking companies like ours — with fewer resources than our large Loop rivals — had to make choices about how and where to compete. In 1985 we analyzed our high-growth, high-income west suburban Chicago marketplace and decided to concentrate on five banking activities. Our choices reflected an intent to balance commercial and retail banking, to maintain a conservative and very diversified risk profile (critical to a small company which could fall victim to boxcar-sized loans), to capture the wallets of high income west suburban households, and to operate within the boundaries of our own competencies. (Our first rule is, “Don’t do what you don’t understand.”).
Here’s what we planned to focus on and why:
1) Treasury Management. Two decades ago, Oak Brook Bank’s hometown in Oak Brook, Illinois, was the business center of the western suburbs. Although we maintained excellent relationships with the large corporations headquartered here, our low legal lending limit meant we were too small to be included in their national credit arrangements. Treasury Management is only constrained by expertise and technology, however, so we marshalled our resources and became pioneers in fulfilling the complex, customized cash management needs of these large (and later middle-market) corporations.
2) Commercial Real Estate Lending. Our directorship and senior management team included active Chicago area real estate developers and investors. Commercial real estate lending was a natural choice since we understood its dynamics, knew the good guys from the rest of the pack, and operated in the midst of the rapidly developing western suburban area.

First Oak Brook Bancshares, Inc.
3) Homes. We identified homebuilding and residential lending as essential to a high growth corridor like the western suburbs of Chicago. Financing the acquisition and development of land and construction of homes, the purchase and refinancing of these properties by homeowners, and the home equity lines associated with rising values seemed in 1985 (and still today) as a logical response to market demand. Furthermore, residential lending is generally a low risk activity when directed to the financially stable homeowners who reside in the affluent western suburbs.
4) Cars. In 1985 car lending seemed to us to meet a mass consumer need, to provide diversification of risk, and to offer reasonable collateral security. We chose to market car loans primarily through high-end to mid-priced foreign car dealers for four reasons: First, we liked the higher incomes and credit characteristics of most buyers; second, foreign cars generally held their values better than domestic cars; third, the average foreign car loan was larger than the average domestic car loan, improving our efficiency; and fourth, we competed much less against the domestic auto manufacturers’ captive finance companies.
In the mid 1980s, two other factors attracted us to indirect lending. Three major indirect lenders — National Boulevard Bank, Lakeshore Bank, and Citizens Bank of Park Ridge — were acquired by much larger banks, disrupting their service levels. And although auto loans were at fixed rates, they turned over quickly.
Because we’ve built strong relationships with dealers, we’ve been able to cross-sell other banking services, including commercial floor plans and mortgages, treasury management, merchant credit card, as well as private banking and investment management. In recent years we have also leveraged our car dealer platform by extending similar services to Harley-Davidson and select truck dealers.
5) Credit Cards. In 1985 our strategic plan envisioned a fifth activity — issuing credit cards to our western suburban neighbors. Our marketing plan was clear. Most megabanks had just introduced a $12 to $20 annual fee on top of their 18% to 19.8% interest rates. A local west suburban community bank, Gary-Wheaton, was offering a regular VISA card at 18% with no annual fee. We counter-programmed, introducing a premium Gold MasterCard at 15.6% with no annual fee.
Our lower-rate, no-fee credit card strategy took off. Before long, our aggressive pricing put us at the top of the “best rate” charts. Phones were ringing off the hook. Because our rates were lower, we were choosy about the credit quality of applicants. We were one of the few banks in the U.S. to calculate debt-to-income ratios in addition to evaluating past credit records. As a result, charge-offs never exceeded one-third of industry norms.

First Oak Brook Bancshares, Inc.
Soon we were providing low cost “affinity” cards to groups including the American Veterinary Medicine Association, the Illinois CPA Society, and the Chicago Bar Association.
We seized opportunities in the credit card industry, but we also recognized challenges— especially for Oak Brook Bank, a small participant in this highly lucrative market. By the mid-1990s, America’s mailboxes were stuffed with teaser offers at low or no interest. Airline miles, cash-back bonuses and other rebates and discounts were proliferating while credit standards were plummeting. Instead of seeking good deals for their members, affinity groups were seeking profit participations on high-rate cards. So we decided to exit the business. In 1997, we sold our credit card portfolio to MBNA.
But our credit card issuing experience produced an unexpected dividend. When we sold our portfolio, we were left with an annual minimum financial obligation to our outside credit card service bureau. We decided to use our annual minimum to subsidize our merchant credit card servicing business, which until then was largely an afterthought. Today, merchant processing has turned into a robust business, servicing 638 merchant outlets and producing $8 million in annual revenue, and $1.37 million in gross profit.
Why do I recount our twenty-year-old strategic plan? First, we’re consummate incrementalists who almost always build on what we are. Second, I want to emphasize how much importance we place on taking a long view.
Such a long perspective is especially comforting in a year such as 2005 when profits went down. Comparing 2005 to 1985 (the year we went public), we are a great success. We have shown significant growth over the last two decades in stock price, earnings per share, profits, dividends, total assets, assets under management, book value per share and shareholders’ equity. Likewise, our accomplishments are obvious to investors with a shorter time horizon. The table below summarizes our success over the last twenty and last five years.
Success Over the Last Twenty and Five Years

	2005	2001	1985
	(Dollars in thousands except share data)
Total Assets	$2,229,292	$1,386,551	$251,738
Trust Assets Under Management	$1,057,098	$567,124	N/A
Shareholders’ Equity	$134,587	$99,552	$20,241
Profits	$16,633	$13,648	$2,251
Stock Price	$27.95	$16.10	$2.00
Earnings Per Share	$1.67	$1.41	$0.30
Book Value Per Share	$13.47	$10.29	$2.00
Dividends	$0.70	$0.30	N/A

First Oak Brook Bancshares, Inc.
In addition, the charts below present FOBB’s ten-year and five-year stock price performance compared to broader bank stock indexes, the NASDAQ Bank Index which includes both large and small public banking companies and the S&P Bank Index which is composed of larger public companies. Our strong results speak for themselves.

First Oak Brook Bancshares, Inc.
Finally, I am pleased to present the chart below showing our five, ten, fifteen and twenty year compound annual growth rates (“CAGR”) in our stock price. These, too, reflect enviable performance.

Stock Price—Compound Annual Growth Rate for Last Twenty Years
	Five Year	Ten Year	Fifteen Year	Twenty Year
FOBB Stock Price	18.92%	15.05%	15.81%	14.10%

Particularly in light of our long- and medium-term success, I’m disappointed to report this decline in our 2005 earnings. As a large investor in this enterprise, I want to share with you, my co-investors, the major forces contributing to this decline and how we plan to address them.
We have identified five significant forces at play. Three of these factors are extrinsic and therefore largely beyond our control. Two are intrinsic and within our control.
Extrinsic factors:
Federal Reserve Monetary Policy. Since June 2004 the Fed has raised interest rates 15 times with rate increases totaling 3 3/4%.The primary effect has been to raise our cost of attracting deposits. Because we have both some fixed-rate loans and many fixed-rate investments, there is a lag before we can pass along our higher funding costs to borrowers or reinvest in higher yielding investments. The earnings gap created by this mismatch is, fortunately, largely self-correcting with the passage of time.
The flat or inverted shape of the “yield curve”. Longer-term interest rates are historically higher than short-term interest rates, which induces investors to tie-up their money for longer periods. This typical scenario produces an upward-sloping yield curve allowing investors, including banks like ours, to borrow funds from depositors at lower rates for shorter terms and to lend or invest these funds at higher rates for longer terms. Lately and atypically, longer-term interest rates have been about the same or lower than short-term interest rates, producing a so-called flat or inverted yield curve. In this scenario, we lose the opportunity to profit from short-term funding and longer-term lending or investing.

First Oak Brook Bancshares, Inc.
Fortunately, inverted or flat yield curves are relatively uncommon and usually of short duration. Over the last quarter-century, the yield curve has been inverted only six times— in 1980, 1981, 1982, 1989, 2000 and 2006. When the yield curve regains its normal upward slope (with long-term rates above short-term rates), opportunities for positive returns from duration arbitrages are likely to reappear.
Hyper-competition in the Chicago Banking Market Chicago has more independent financial institutions (309) than any other major metropolitan area in the U.S. regardless of market size (New York City, in second place, has only 233). Because of the size of the Chicago market and its fragmented nature, the city has attracted significant out-of-area banking competition. At the same time, local banks have outgrown their neighborhood origins and expanded their geographic footprints. In the two years between June 30, 2003 and June 30, 2005, the number of bank offices here increased by 474 to 2,989 from 2,515, or 18.8%. Deposits grew only 8.15%.
This expansion has produced a number of challenges: higher costs of attracting deposits; lower pricing and weaker terms on loans; more difficulty and expense in hiring and retaining quality front-line bankers; and more difficulty in locating and more expense in buying or renting desirable branch sites. Because the Chicago banking market is huge — the third largest in the U.S. with $240 billion in deposits as of last June 30th, the opportunity for our Company to increase our .76% market share is significant. Nonetheless, we see little chance the intense banking competition here will soon abate. More likely, some competitors will continue to expand, while others will ultimately withdraw from the market or gain strength through consolidations.

First Oak Brook Bancshares, Inc.
Intrinsic factors
FOBB’s balance sheet structure is underweighted in loans and, as a corollary, overweighted in investments. Nationally, our peers maintain a loan-to-deposit ratio of 89%. At year-end 2005, FOBB had loans of $1.312 billion and deposits of $1.884 billion for a loan-to-deposit ratio of 69.6%. (66% based on 2005 average balances). Had we had a loan-to-deposit ratio equal to our peers, our loan portfolio would probably be around $1.676 billion, or $364 million more than it was at year-end 2005.
The corollary to having an undersized loan portfolio is having an oversized investment portfolio. Investments typically yield less than loans and in 2005 our investment portfolio did yield less than our loan portfolio, on average 1.22% less. Investments also are generally purchased at fixed rates, while loans are more likely to be priced on a floating rate basis. When rates rise, fixed rates on investments become relatively disadvantageous.
In a rising rate environment, the principal effect of our undersized loan portfolio and oversized investment portfolio has been to depress earnings.
FOBB’s loan mix is currently unfavorable compared to peers. Of our $1.312 billion in loans at year-end 2005, $334 million were in fixed rate car loans. During 2003 and 2004, we originated $318.4 million in high quality car paper at fixed (and then competitive) rates in the 3.5% range. As a result, our car loan portfolio averaged a 4.01% yield during 2005. Excluding car loans from our loan portfolio would have raised our 2005 overall loan portfolio yield from an anemic 5.57% to a respectable 6.1 l% .This 6.11% loan yield approximates peers when one takes into consideration our lower costs in building our loan portfolio (we have fewer lenders than peers) and our lower loan loss provision (due to our history of superior credit quality).
If rates are low in the car loan business, why are we still committed to it? First, car loan rate spreads widen and narrow cyclically. When deposit rates were falling several years ago, we enjoyed good returns from older, relatively high-rate car loans funded with low rate deposits. In fact, right now we are writing car loans at approximately 5.9%. Car loan rates compared to benchmark two-year U.S. Treasuries are as wide as they’ve been in years, likely due to the domestic auto manufacturers’ finance companies’ credit rating downgrades and their need to show greater profitability. Second, car loans are relatively short-term fixed rate instruments, producing high cash flows from monthly interest and principal payments and early payoffs. Although car loans are most frequently written for 60 months, most borrowers replace their cars earlier. Our average life of a car loan is just 34 months. In short, car loans turn over quickly. Third, our car lending program has provided us with a point of entry into one of those vital industries unlikely to be outsourced or off-shored, the retail sale and maintenance of vehicles. We’ve leveraged our indirect dealer lending business into significant cross-sell opportunities. For instance, about half of our merchant credit card processing volume comes from Chicago area car dealers.

First Oak Brook Bancshares, Inc.
Meeting challenges is a normal part of our business. One of the benefits of my 35 years banking experience is that I’ve worked through many difficult business and interest rate cycles. I’ve found the best approach to riding out these ups and downs is to be patient, keep some of your powder dry, build on what you are, and remain faithful to your plans. That’s our intent.
Since I’ve managed this business from its infancy as an $11 million asset bank in Addison in 1974 to a $2.23 billion asset company today, I realize that growth is not linear. Instead we grow, then plateau. We grow again and again plateau. To jump-start your company or a business segment during those lulls, you must rethink, refresh and sometimes reinvent some part of how you do business. I’m going to give you some illustrations of current initiatives, the last of which directly addresses our biggest controllable challenge, prudent loan growth.
Our Investment Management Business. In 1994 our Trust Department had just $98.6 million in trust assets under administration and $444,000 in revenues. It was unprofitable. I would have described it as an accommodation trust department because whatever our customers wanted, we tried to accommodate. After an internal consulting analysis I commissioned in the mid-1990s, we identified profitable opportunities in money management. While we were adequately staffed to administer accounts, we were limited in our investment management capabilities. So, in 1998 we recruited Tom Sawyer from Old Kent and put him in charge of our Trust Department. In a carefully orchestrated effort, he replaced every single person but one (a former Old Kent officer who had wisely recruited

First Oak Brook Bancshares, Inc.
Tom). Tom renamed his area the Investment Management and Trust Department and established five divisions — Administration, Portfolio Management, Investment Research (which we perform in-house), Business Development and Operations. The rest is history. At the end of 2005, our trust assets under administration totaled $1.057 billion, 2005 revenues for the first time exceeded $3 million, and we were nicely profitable. I share this story not only because of its happy ending, but also because it illustrates our willingness to radically change our business model to capture an evident opportunity.
Our Residential Mortgage Business. We had a problem: by 2004, the residential mortgage refinancing boom, driven by unprecedented low interest rates, had run out of steam. We had a second problem: during the refinance boom, which peaked in 2002 and 2003, our commissioned mortgage originators had earned their incentive pay not by dint of hard work, but by answering our phones that were ringing off the hook. This was not just picking low-hanging fruit, but gathering the fruit that had already fallen to the ground.
These problems inspired our “Best rate guarantee” program, conceived in late 2004 and introduced first in March 2005. In a shrinking market, for a highly volatile price-sensitive product, our rationale was to offer a best rate guarantee and a fixed-fee, low-priced closing cost package. By spending our promotional dollars on regional advertising (including, for the first time, television) instead of on mortgage originators’ commissions, we hoped to dramatically increase awareness of our mortgage programs in the Chicago market. As the chart below shows, in 2005 our “gain on mortgages sold” nearly quadrupled and our originations doubled over 2004. Redefining our business model took its toll on our mortgage originators, of course. Such a by-product of our initiative, though predictable and unfortunate, was necessary to re-energize residential mortgage lending.
Residential Mortgage Origination— 2000-2005

	December 31,
	2005	2004	2003	2002	2001	2000
	(Dollars in thousands)
Residential Portfolios
Home Equity	$158,279	$151,873	$139,926	$123,531	$112,877	$102,841
Mortgages	$130,819	$109,097	$101,133	$100,840	$105,168	$127,794

Gain on mortgages sold	$949	$242	$1,004	$814	$643	$177

Loans sold	$81,200	$16,600	$82,100	$80,300	$71,300	$16,100
Loans retained	$43,900	$40,200	$62,000	$51,700	$16,600	$23,800
Total originations	$125,100	$56,800	$144,100	$132,000	$87,900	$39,900

First Oak Brook Bancshares, Inc.
Our Treasury Management Business. As a pioneer in the Treasury Management industry, we had developed keen product knowledge, a superb array of products, a technologically savvy staff to customize products to meet specific clients’ needs, and a support group adept at preparing proposals, installing systems, and responding to workaday requests.
A decade ago, the Treasury Management group joined forces with a dedicated sales force we called Commercial Banking. Treasury Managers dealt with products and service first and sales secondarily; Commercial Bankers concentrated on sales first and products and service secondarily. Because of this integrated approach, we no longer identified Treasury Management as a mere suite of products, but genuinely thought of it as a hard-to-replicate process.
Circumstances conspired to unravel the tight-knit fabric we’d so carefully woven. First, the sales team of Commercial Bankers expanded so rapidly that our best sales people began to devote more time to managing and coaching and less time to sales. Second, the new officers we hired too often lacked deep banking backgrounds. They found it tough to sell what they didn’t always understand. Third, our incentive program promoted new sales over retention and cross-selling efforts, a shortcoming that compounds as portfolios of existing clients grow. Fourth, we diluted the sales team’s focus from attracting low-cost deposits by adding loan goals to their objectives, an unrealistic move given their lack of lending skills. Fifth, we burdened their team leader with additional responsibilities by asking him to develop a sales culture among our lenders, an initiative doomed to failure both for diluting his efforts in Commercial Banking and for his lack of a serious lending background. Sixth, the Treasury Management business itself is in a state of transition from higher priced paper and checks to lower priced images and electronic debits and credits.
In Commercial Banking, we’re reinventing ourselves by returning to fundamentals. Commercial Bankers’ new goals are simply to attract low cost deposits and ancillary business: loans, merchant processing, investment accounts and private banking relationships. Commercial bankers are expected to retain all existing accounts by offering the highest possible level of service. Our new incentive program is no longer quantitative but qualitative, so we measure total performance and not just individual new business results. We redefined the “team” to extend beyond Commercial Banking and encompass the whole Bank. New hires are considered only if they have strong substantive banking skills — in addition to a desire and ability to sell. Our senior bankers can carve out time needed to call on major accounts and manage our existing major depository relationships because they are now supported by our less experienced officers; in return, our senior bankers coach these less experienced officers. (Before, it was every sales person for himself.) This new direction was accompanied by a necessary change in leadership and, after a review of each officer’s contribution, a reduction in force.

First Oak Brook Bancshares, Inc.
Transitions from one business model to another are never easy or perfectly smooth. For one thing, several well-regarded officers re-evaluated their own roles, loyalties and opportunities and chose to move on. Even so, preliminary results look promising. We are particularly heartened by the level of cooperation between departments. Front-line retail bankers, wealth managers, investment officers, commercial lenders, and commercial bankers are working harmoniously together on a regular basis. Several new business opportunities are the direct consequence of this teamwork.
Our Retail Banking and the Chicago Private Bank Brand. With the exception of our Liberty Bank acquisition in Broadview in 1989, all our growth these past two decades has been organic. The chart below portrays our branch additions since our inception. In our first 15 years from 1983 until 1997, we made one bank acquisition in Broadview and opened five branches. In the next five years from 1998 through 2002, we opened five new branches. In just the last three years from 2003 through 2005, we opened seven new branches. Indeed, in 2005 alone we opened four offices—a record for us—in Darien, Glencoe, Northbrook and Wheaton. We expect to open two more offices in 2006.
Obviously our appetite for this kind of organic expansion has increased. What’s our thinking? We look for fill-in locations within our western suburban footprint, high growth communities, communities where we have a concentration of existing customers but no convenient offices, super-affluent established communities, and communities

First Oak Brook Bancshares, Inc.

First Oak Brook Bancshares, Inc.
where our upscale reputation is likely to be well-received. Even when we identify a suitable community we remain very disciplined in our site selection criteria. We restrict ourselves to affordable locations, offering high visibility, good signage opportunities, a prominent structure and easy access.
Our disciplined approach to branching is an absolute necessity. With our comparatively limited resources (and the five-to-seven cents per share burden on earnings caused by each new branch for the first several years) we can ill-afford strike-outs. In comparison to acquisitions, de novo branching has many advantages. It adds no intangibles to our balance sheet, reduces integration risk, causes little top management distraction, and leaves us in control of our destiny. Substantively, as we grow our retail distribution network, we build our core deposit base and diversify our funding risks.
Much of what you’re reading now, I’ve said before. Most of our investors know we have been prodigious deposit-gatherers, flowing from our treasury management expertise, strong branch network, and effective regional mass marketing programs. But the major theme of this letter is reinventing ourselves. This brings me to the new “Chicago Private Bank” brand.
Within our west and southwest footprint, Oak Brook Bank is recognized as one of the quality, upscale banking names. On the ultra-affluent North Shore, we’re less well known; yet our second largest office with $167 million in deposits is in Glenview. Set in a strip shopping center, adjacent to a White Hen Pantry, a pizza parlor, and a take-out chop suey joint, Glenview is an unprepossessing office. It even lacks drive-up convenience.
Yet I knew Glenview had a few good things going for it. Its interior, for instance, is elegant. The community has a high income demographic — with an average household income of $117,000. And until recently, it was our only branch on the North Shore, attracting customers from several wealthy surrounding communities. But I suspected there was more to Glenview’s success than this.
I decided to spend a Saturday observing at Glenview. What I first noticed is that we knew our customers and they knew us. Because there is no drive-up, every customer had to come into our office, and we greeted 80% of them by name and vice-versa.
I sat near our assistant manager. A new customer sat down in front of her to open an account. Our officer soon was sharing information about her recent recovery from a serious illness. I’m an analytical guy, not a “touchy-feely” guy, so I was very uncomfortable with what I was overhearing. But almost immediately, our new customer was talking about an illness in her own family, and I knew something special was happening. Our officer and our customer were no longer operating at a transactional level; they were bonding. Sure enough, when our customer rose to leave, she and our assistant manager hugged. I realized this was a new customer we’d be unlikely to lose.

First Oak Brook Bancshares, Inc.
Introducing...

First Oak Brook Bancshares, Inc.
As I thought about that Saturday encounter in Glenview I recognized, that in this 21st Century post-information age, gathering loyal customers requires a new paradigm, one that includes care-giving, empathetic relationships, and human touches. The “Chicago Private Bank” brand sprung from that insight.
Moreover, a new high-end brand (think of the relationship between Lexus and Toyota) made even more sense in wealthy communities such as Glencoe (average household income of $255,000) and Northbrook (average household income of $137,000) where residents expect only the best. In such communities we knew we’d be competing with the likes of Private Bank and the Wintrust Banks, already perceived to offer premium services. We’d have to outperform these institutions.
As we conceived the brand, we’d position it much as the Four Seasons Hotel chain. We introduced a doorman and concierge; offered delivery and pick-up services from our Mini-Cooper “concierge cars;” served premium coffee on fine china in the morning, tea every afternoon, and “Chicago Private Bank” private label bottled water all day. Beyond the small amenities, our brand promise is to bring a new higher level of personal service to the banking experience. To this end, we have so far hired three senior private bankers to run “Chicago Private Bank.” We recruited Scott Landau as President from his previous position as Senior Vice President in the Wealth Management Group at LaSalle; Jill Greenberg as a Managing Director from her prior post as Vice President and head of Residential Lending in the Wealth Management Group at LaSalle; and Joe Kure as a Managing Director from Fifth-Third where, as a private banker, he called on legal, accounting and medical professional practice groups.
Our success to date has been notable. Northbrook and Glencoe, which opened October 17th, had combined deposits of $71.7 million by year-end 2005. Even better, these offices are generating solid loan volume and investment management accounts. Best of all, we are meeting owners of companies and professional practices whose business we’ve begun to solicit.
This April, Chicago Private Bank’s educational arm, Chicago Private Bank University, is sponsoring at the Winnetka Community House its first six-part, weekly workshop series, entitled “Guiding the Next Generation.” Topics range from how to teach affluent children the value of a dollar, to college admission tips and job interviewing techniques.
Retail banking and wealth management are each established lines of business in the banking industry. But our Company is one of the first, if not the first, to integrate these two activities. Indeed, we’re so pleased with this innovative business model that we plan in 2006 to convert our Glenview branch (near our Glencoe and Northbrook Chicago Private Bank offices) as well as our Huron branch (in downtown Chicago) to our new

First Oak Brook Bancshares, Inc.
Chicago Private Bank brand. In the largest sense, our private banking initiative has added a powerful extra dimension to our already wide range of services and products.
Our Lending Business. Until a few years ago, our Company was primarily driven by deposits, rather than loans. What defines the difference between the two approaches can best be summed up by answering these questions: Do we take in deposits and then look for a home for them in loans or investments? Or do we land loans and then ask ourselves how best to fund them?
We have long known that there comes a time when smaller financial institutions reach the size where they can no longer thrive by being primarily effective deposit gatherers. They must commit extra resources to lending, particularly higher-margin commercial loan production. We reached this pivot point several years ago.
The fact is, we have been doing a pretty good job lately in improving our commercial loan production capacity. The result, as set out in the five year loan growth chart provided below, speaks for itself. After three flat years in 2001, 2002 and 2003, our loans grew overall by 17% in 2004 and another 22.5% in 2005. Even better, our loans grew in all but one minor category in 2004 and in every single category in 2005. Best of all, we accomplished
Loan Growth— 2001-2005

	December 31,
	2005	2004	2003	2002	2001
	(Dollars in thousands)
Commercial and Lease Loans	$130,772	$116,653	$95,761	$96,681	$100,975
Syndicated	63,272	34,958	33,088	39,285	45,716
Real Estate—
Construction, land acquisition and development	122,689	75,833	40,493	60,805	102,594
Commercial mortgage	279,018	247,840	234,967	245,099	213,689
Residential mortgage	130,819	109,097	101,133	100,840	105,168
Home equity	158,279	151,873	139,926	123,531	112,877
Indirect vehicle—
Auto	333,871	276,411	226,877	206,568	205,298
Harley Davidson Motorcycle	71,341	51,560	35,957	29,552	19,013
Other Consumer	22,211	7,443	7,487	9,731	11,353

	$1,312,272	$1,071,668	$915,689	$912,092	$916,683

Less:
Unearned discount	8	13	11	11	38
Allowance for loan losses	8,812	8,546	8,369	7,351	6,982

Loans, net	$1,303,452	$1,063,109	$907,309	$904,730	$909,663

First Oak Brook Bancshares, Inc.
this growth very efficiently (that is, with a relatively small team of lenders) and very prudently (that is, with low charge-offs and a negligible amount of non-performing credit).
The only problem was our funding sources grew even faster than our loans. In 2004, our average funding sources rose $327.6 million while our average outstanding loans increased only $100.1 million. In 2005, our average funding sources rose $146 million, while our average outstanding loans grew $197.9 million. Combining 2004 and 2005, our funding sources outgrew our loans by $175.6 million.
How did we achieve the last two year’s solid loan gains and what more can we do? Our accomplishments are directly attributable to our lending management and credit officers. In the loan categories where we had strong management in place and strong lenders, we’ve continued to grow successfully. In the loan categories where we have recruited talented leadership and lenders over the past couple years, we’ve gained traction.
The loan segment where our growth was disappointing has been middle-market Commercial and Industrial (C&I) lending. While headwinds from stiff competition explain some of our weak results, there are other causes.
First, several years ago we recognized that, while we had a robust credit culture in C & I, we lacked an optimal sales culture. To address that concern, we split C&I leadership between our chief marketing officer to handle sales and management and our chief credit officer to deal with credit. In part because our chief marketing officer was not an experienced C&I lender and because of other demands on his time, he had a tough time introducing a true sales culture, earning the respect of his subordinates, and identifying and recruiting C&I lenders with the requisite experience, know-how and referral networks.
Second, we had too few C&I lenders to start with and too many ineffective C&I lenders toward the end. Thanks to insight offered by the head of our Real Estate Group, we have come to understand a subtle distinction among lenders’ skill sets. The best way to think of lenders is by analogy to university classes. Freshmen are the management trainees who analyze credit. Sophomores are the junior lenders who underwrite and administer smaller credit relationships. Juniors are the experienced lenders who underwrite and manage larger and more complex commercial loans, but have not yet built up their own books of business or referral networks. And seniors are the very experienced lenders who manage and supervise the most complex borrowing relationships and control their own books of business and referral networks.
Although we were recruiting experienced lenders, they were virtually all sophomores or juniors, and this produced two adverse effects. First, sophomores and juniors didn’t have the “books” that help cover their costs. Second, they lacked the experience and expertise to mentor subordinates, as well as the overflow relationships to hand-off to subordinates.

First Oak Brook Bancshares, Inc.
Even when we’re doing the right thing, such as building our C& I loan generating capacity, we don’t always go about it the right way. What we can promise is that we learn from our mistakes. To get back on track, here are the steps we’ve taken so far:
First, in October 2005 we recruited Bill McGowan to run and develop our C&I lending. After a successful 15-year career at American National Bank where he last served as division head, he moved on to Old Kent/Fifth Third Bank in a very senior lending management role. Bill brings with him a keen understanding of both business development and credit, a proven track record of recruiting a successful C&I loan team, and the strong interpersonal skills so helpful in engendering cooperation. Bill is already doing an outstanding job of mentoring our young lenders and credit officers.
Now that Bill is here to lead and recruit and we have a clearer understanding of how to build an effective C&I team by blending the right mix of seniors, juniors, sophomores and freshmen, we’re well-positioned to add new staff. Bill has been devoting significant time to this goal and has already met with success. A few weeks ago Steve Towne joined us as an executive vice president and head of our Metropolitan Lending Division. Steve recently served as Global Head of Commercial Loan Services at J.P. Morgan/Chase and before that was the Division Manager who started up and ran American National Bank’s commercial lending in Rockford, Illinois.
While so far I have concentrated on how we’re energizing C&I lending, we are also embarked on a mission to expand our lending capabilities across all credit product lines. To that end, we have just hired two new senior vice presidents in Commercial Real Estate — one to focus on production home builders and the other to direct a new multi-family lending program.
Over the next few years we expect to enhance our capacity to lend—rather than invest —the substantial cash that predictably flows from investments, loan payments and deposit growth. In so doing, we do not intend to compromise our traditionally high credit standards, one of the hallmarks of our institution.
Conclusion. Our Company’s business has changed dramatically since we went public twenty years ago. We have been impacted especially by deregulation, new corporate governance standards, hyper-competition, interest rate and economic cycles, and our own rapid growth. Such challenges are an expected part of our business. On the whole, we’ve become very nimble at addressing these obstacles.
We’ve proven ourselves to be prodigious deposit-gatherers. In the past several years, we’ve recognized the need to become adept at generating commercial loans to balance our deposit-gathering expertise. Much of our current focus is on the development of

First Oak Brook Bancshares, Inc.
commercial loan generation capacity. But in doing so, we are keeping a close eye on maintaining our high credit standards.
Meantime, we’ve also been very successful at growing our fee businesses to meaningful critical mass. Illustrative of this is our treasury management, investment management, residential lending, and merchant credit card processing activities.
We encourage innovation, especially when it’s likely to provide lift to our existing business lines. In 2005, for instance, we introduced the “Chicago Private Bank” brand in our new Glencoe and Northbrook offices on the North Shore. We also introduced our “Best rate guarantee” residential loan program through our first-ever TV advertising campaign. And we introduced “Remote Capture” to our treasury management clients. Customers can now convert their receivables from checks to electronic images right on their own premises, then instantly transmit these images to us for collection through regular banking channels. Entrepreneurial initiatives such as these are much of the reason for our long-term, success. It is this same creative spirit which inspires us from time to time to refresh our image, reinvent our business models, and re-energize our staff.
Our commitment to you is to continue to work as hard and as smartly as we can to see that your confidence and loyalty are rewarded.

Richard M. Rieser, jr.
President & CEO
March 28, 2006

     First Oak Brook Bancshares, Inc.
10 Year Earnings Summary and Selected Consolidated Financial Data

	2005		2004		2003
	(Dollars in thousands except share data)

Statement of Income Data
Net interest income	$51,358		$53,411		$51,231
Provision for loan losses	360		500		1,600
Net interest income after provision for loan losses	50,998		52,911		49,631
Other income	20,204		18,532		18,435
Other expenses	47,150		43,732		41,503
Income before income taxes	24,052		27,711		26,563
Income tax expense	7,419		8,639		8,128
Net income	16,633		19,072		18,435

Common Stock Data(2)
Basic earnings per share	$1.69		$1.95		1.92
Diluted earnings per share	1.67		1.91		1.87
Cash dividends paid per share(3)	.70		.62		.449
Book value per share	13.47		13.33		12.12
Closing price of Common Stock per share(3)
High	31.90		33.70		32.00
Low	26.00		28.25		18.95
Year-end	27.95		32.41		30.01
Dividends paid per share to closing price	2.5%		1.9%		1.5%
Closing price to diluted earnings per share	16.74	x	16.97	x	16.05	x
Period end shares outstanding	9,849,425		9,820,811		9,680,711
Volume of shares traded	3,255,958		2,183,927		2,276,351
Market capitalization	$275,291		$318,292		$290,518

Year-End Balance Sheet Data
Total assets	$2,229,292		$2,082,524		$1,847,815
Loans, net of unearned discount	1,312,264		1,071,655		915,678
Allowance for loan losses	8,812		8,546		8,369
Investment securities	792,697		841,077		783,471
Demand deposits	278,667		265,251		250,101
Total deposits	1,883,682		1,714,536		1,458,502
Federal Home Loan Bank of Chicago borrowings	133,888		161,418		161,500
Junior subordinated notes issued to capital trusts(4)	23,713		23,713		—
Trust Preferred Capital Securities(4)	—		—		23,000
Shareholders’ equity	134,587		133,787		120,892

Trust Assets
Discretionary assets under management	$832,816		$751,046		$635,234
Total assets under administration	1,057,098		944,318		786,454

Financial Ratios
Return on average assets	.78%		.96%		1.11%
Return on average equity	12.46		15.21		15.79
Net interest margin	2.56		2.89		3.36
Net interest spread	2.11		2.56		2.97
Dividend payout ratio	42.53		32.70		25.75
Efficiency ratio	65.9		60.8		59.6

Consolidated Capital Ratios
Average equity to average total assets	6.22%		6.30%		7.05%
Tier 1 capital ratio	10.23		11.57		12.52
Total capital ratio	10.77		12.20		13.26
Capital leverage ratio	7.36		7.47		8.11

Asset Quality Ratios
Nonperforming loans to total loans outstanding	.06%		.01%		.06%
Nonperforming assets to total assets	.04		.49		.91
Nonperforming assets to total capital	.67		7.59		13.88
Allowance for loan losses to total loans outstanding	.67		.80		.91
Net charge-offs to average loans	.01		.03		.07
Allowance for loan losses to nonperforming loans	11.06	x	57.74	x	15.44	x

(1)	Included in other income in 1997 was the $9,251,000 gain on the sale of our credit card portfolio, which after tax resulted in a $5.1 million increase in net income.

(2)	Common Stock data has been restated to give effect to stock dividends of 50% effective August 11, 2003 and 100% effective September 3, 1998.

First Oak Brook Bancshares, Inc.

At and for the year ended December 31,
2002		2001		2000		1999		1998		1997		1996

$47,448		$38,916		$33,205		$32,337		$28,410		$27,432		$26,834
14,650		1,550		900		840		630		1,550		1,510
32,798		37,366		32,305		31,497		27,780		25,882		25,324
17,450		14,442		10,482		8,966		7,991		15,541	(1)	4,647
35,741		31,928		27,117		25,640		22,423		20,708		20,435
14,507		19,880		15,670		14,823		13,348		20,715		9,536
4,006		6,232		4,621		4,277		3,907		6,962		2,429
10,501		13,648		11,049		10,546		9,441		13,753	(1)	7,107

$1.10		$1.44		$1.15		$1.07		$.95		$1.39		$.71
1.08		1.41		1.13		1.05		.93		1.35		.69
.35		.30		.29		.27		.23		.18		.127
11.44		10.29		9.09		8.03		7.64		6.92		5.75

22.97		17.00		12.25		14.00		17.00		16.79		8.50
16.03		11.63		9.00		11.00		11.83		7.59		6.83
20.95		16.10		11.75		12.33		12.33		16.00		7.75
1.7%		1.9%		2.4%		2.2%		1.9%		1.1%		1.6%
19.40	x	11.42	x	10.40	x	11.74	x	13.26	x	11.85	x	11.23	x
9,501,196		9,465,947		9,518,618		9,796,971		9,874,260		10,029,840		10,119,279
3,318,996		2,318,964		3,769,329		2,484,674		2,862,891		5,171,157		1,699,563
$199,050		$152,402		$111,844		$120,797		$121,750		$160,477		$78,424

$1,597,496		$1,386,551		$1,249,272		$1,146,356		$1,009,275		$816,144		$768,655
912,081		916,645		825,020		719,969		631,987		447,332		420,164
7,351		6,982		5,682		4,828		4,445		4,329		4,109
507,485		327,389		319,985		348,607		297,674		302,098		265,954
247,806		211,939		221,552		196,243		187,209		153,806		147,497
1,264,731		1,077,966		978,226		894,072		777,802		627,763		648,303
102,000		86,000		81,000		63,000		57,500		42,500		—
—		—		—		—		—		—		—
18,000		6,000		6,000		—		—		—		—
111,942		99,552		87,606		79,999		77,061		71,661		59,553

$485,125		$379,184		$271,193		$245,252		$194,884		$134,039		$91,026
687,640		567,124		403,884		340,945		306,509		225,451		173,238

.71%		1 .04%		.90%		.99%		1.02%		1.76%		.97%
10.03		14.47		13.58		13.30		12.74		21.72		12.77
3.44		3.26		2.99		3.35		3.43		3.97		4.20
2.89		2.38		1.95		2.35		2.34		2.86		3.23
32.98		21.29		25.45		24.62		24.17		12.43		18.63
55.1		59.8		62.1		62.1		61.6		48.2		64.9

7.06%		7.22%		6.63%		7.41%		8.00%		8.11%		7.59%
11.06		10.03		9.75		10.05		10.20		13.70		12.66
11.73		10.72		10.35		10.65		10.80		14.55		13.54
7.74		7.42		7.47		7.12		7.61		8.57		7.69

.16%		.19%		.05%		.05%		.04%		.09%		.49%
.60		.14		.05		.03		.03		.09		.49
8.58		1.89		.67		.50		.44		.53		3.49
.81		.76		.69		.67		.70		.97		.98
1.54		.03		.01		.07		.10		.32		.34
5.09	x	4.03	x	12.94	x	12.98	x	16.34	x	11.45	x	1.98	x

(3)	On May 4, 1999, the shareholders approved the reclassification of the Common Stock into Class A Common Stock on a one for one basis. As a result, the Class A Common Stock is now the only class of outstanding Common Stock and has been renamed “Common” Stock. Historical dividend and price information shown is that of the former Class A Common Stock.

(4)	The Company deconsolidated three statutory trust subsidiaries on January 1, 2004 upon adoption of FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities.” As a result, the Company reported junior subordinated notes issued to capital trusts in lieu of trust preferred capital securities.

First Oak Brook Bancshares, Inc.
Condensed Consolidated Balance Sheets

	December 31,
	2005	2004
	(Dollars in thousands)
Assets
Cash and due from banks	$37,445	$34,273
Fed funds sold and interest-bearing deposits with other banks	3,316	51,479
Investment securities	792,697	841,077
Loans, net of unearned discount	1,312,264	1,071,655
Less-allowance for loan losses	(8,812)	(8,546)

Net loans	1,303,452	1,063,109

Other real estate owned	15	9,857
Premises and equipment, net	40,684	34,561
Bank owned life insurance	25,853	24,858
Other assets	25,830	23,310

Total Assets	$2,229,292	$2,082,524

Liabilities
Noninterest-bearing demand deposits	$278,667	$265,251
Interest-bearing deposits	1,605,015	1,449,285

Total deposits	1,883,682	1,714,536
Short-term borrowings	38,003	33,077
Federal Home Loan Bank of Chicago borrowings	133,888	161,418
Junior subordinated notes issued to capital trusts	23,713	23,713
Other liabilities	15,419	15,993

Total Liabilities	$2,094,705	$1,948,737

Shareholders’ Equity
Preferred stock	—	—
Common stock	21,850	21,850
Surplus	9,021	7,751
Accumulated other comprehensive (loss) income, net of tax	(7,607)	432
Retained earnings	124,455	114,897
Treasury stock	(13,132)	(11,143)

Total Shareholders’ Equity	134,587	133,787

Total Liabilities and Shareholders’ Equity	$2,229,292	$2,082,524

First Oak Brook Bancshares, Inc.
Condensed Consolidated Statements of Income

	Years Ended December 31,
	2005	2004	2003
	(Dollars in thousands except share data)
Interest and dividend income
Loans	$66,206	$49,691	$50,852
Investment securities	34,670	36,329	28,583
Fed funds sold and interest-bearing deposits with other banks	1,178	691	500

Total interest and dividend income	102,054	86,711	79,935

Interest expense
Interest-bearing deposits	42,392	26,127	21,596
Short-term borrowings	1,104	450	829
Federal Home Loan Bank of Chicago borrowings	5,248	5,197	5,051
Junior subordinated notes issued to capital trusts	1,952	1,526	—
Trust Preferred Capital Securities	—	—	1,228

Total interest expense	50,696	33,300	28,704

Net interest income	51,358	53,411	51,231
Provision for loan losses	360	500	1,600

Net interest income after provision for loan losses	50,998	52,911	49,631

Other income
Service charges on deposit accounts	4,644	5,771	6,860
Investment management and trust fees	3,054	2,621	2,140
Merchant credit card processing fees	8,016	5,978	4,849
Gains on mortgages sold, net	949	242	1,004
Securities dealer income	224	224	64
Other operating income	3,130	3,355	3,301
Investment securities gains, net	187	341	217

Total other income	20,204	18,532	18,435

Other expenses
Salaries and employee benefits	25,456	23,959	23,346
Occupancy and equipment	5,820	5,489	4,872
Advertising and business development	2,499	2,102	1,778
Merchant credit card interchange expense	6,648	4,824	3,799
Provision for other real estate owned	—	1,217	1,415
Other operating expenses	6,727	6,141	6,293

Other other expenses	47,150	43,732	41,503

Income before income taxes	24,052	27,711	26,563
Income tax expense	7,419	8,639	8,128

Net income	$16,633	$19,072	$18,435

Basic earnings per share	$1.69	$1.95	$1.92

Diluted earnings per share	$1.67	$1.91	$1.87

First Oak Brook Bancshares, Inc.
Company Directors and Officers*
Corporate Officers
Richard M. Rieser, Jr., President and Chief Executive Officer
Rosemarie Bouman, Executive Vice President, Chief Operating Officer and Chief Financial Officer, Treasurer
George C. Clam, Vice President and Chief Banking Officer
Carole Jurkash, Corporate Secretary (Pro-Tern)
Laura L. Sak, General Auditor
Jill D.Wachholz, Chief Accounting Officer
Directors
Eugene P. Heytow, Chairman of the Board
Richard M. Rieser, Jr. President and Chief Executive Officer 1
Frank M. Paris, Vice Chairman 1
John W. Ballantinc, Private Investor, formerly Executive Vice President and Chief Risk Management Officer, First Chicago NBD Corporation 2,3
Miriam Lutwak Fitzgerald, M.D. 3
Stuart I. Greenbaum, Bank of America Professor of Managerial Leadership; formerly Dean of J.M. Olin School of Business, Washington University in St. Louis 2,3
Charles J. Gries, Partner, Charles J. Gries & Company LLP (Certified Public Accountants) 1,2,3
Michael L. Stein, Executive Vice President and Director, Brownson, Rehmus, & Foxworth, Inc. (Financial counseling) 1,3
Geoffrey R. Stone, Harry Kalven Distinguished Professor of Law, University of Chicago Law School, formerly Provost of the University of Chicago 2,3

*	As of March 28, 2006

[1]	Member of the FOBB Executive Committee

[2]	Member of the FOBB Audit Committee

[3]	Member of the FOBB Independent Directors Committee

First Oak Brook Bancshares, Inc.
Oak Brook Bank Directors and Officers*
Oak Brook Bank Directors
John W. Ballantine, Private Investor, formerly Executive Vice President and Chief Risk Management Officer, First Chicago NBD Corporation 4, 5
George C. Clam, Vice Chairman and Chief Credit and Risk Officer 5,6,7
Gary M. Fazzio, Executive Vice President, CB Richard Ellis, Inf. (Real estate brokerage services) 5
Miriam Lutwak Fitzgerald, M.D. 7
Stuart I. Greenbaum, Bank of America Professor of Managerial Leadership; formerly Dean of J.M. Olin School of Business, Washington University in St. Louis 4
Charles J. Gries, Partner, Charles J. Gries & Company LLP (Certified Public Accountants) 4, 5
Thomas J. Hartigan, Vice President, Hartway Management, Inc. (Management and operation of multiple car dealerships) 7
Andrew Heytow, Vice President, Amalgamated Bank 5
Eugene P. Heytow, Chairman of the Executive Committee; Chairman of the Board, First Oak Brook Bancshares, Inc. 5, 6
Frank M. Paris, Vice Chairman of the Board, First Oak Brook Bancshares, Inc. 6
Richard M. Rieser, Jr., Chairman, President and Chief Executive Officer; President and Chief Executive Officer, First Oak Brook Bancshares, Inc. 5, 6
Michael L. Stein, Executive Vice President and Director, Brownson, Rehmus, & Foxworth, Inc. (Financial counseling) 7
Geoffrey R. Stone, Harry Kalven Distinguished Professor of Law, University of Chicago Law School; formerly Provost of the University of Chicago 4
Bruce Wechsler, President, Wexenthaller Realty Management, Inc. 5, 7

*	As of March 28, 2006

[4]	Member of the Oak Brook Bank Audit Committee

[5]	Member of the Oak Brook Bank Directors Loan Committee

[6]	Member of the Oak Brook Bank Executive Committee

[7]	Member of the Oak Brook Bank Trust Committee

First Oak Brook Bancshares, Inc.
Oak Brook Bank Senior Executive Officers
Richard M. Rieser, Jr., Chairman, President, and Chief Executive Officer
George C. Clam, Vice Chairman and Chief Credit & Risk Officer
Rosemarie Bouman, Senior Executive Vice President, Finance, Administration & Operations Group
Thomas S. Sawyer, Senior Executive Vice President, Wealth Advisory Group
Lawrence D. Silberman, Senior Executive Vice President, Real Estate Group
Oak Brook Bank Executive Officers
John M. Bonino, Executive Vice President, Commercial Real Estate Lending
Shawn P. Griffin, Executive Vice President, Treasury Management & Operations
Susanne C. Griffith, Executive Vice President, Human Resources
Scott M. Landau, President & CEO, Chicago Private Bank
William McGowan, Executive Vice President, Commercial and Industrial Lending Department
Susan G. Peterson, Executive Vice President, Retail Banking
Steven B.Towne, Executive Vice President, Metropolitan Lending
Jill D.Wachholz, Executive Vice President, Chief Financial Officer
Oak Brook Bank Senior Vice Presidents and Managing Directors
Mitchell E. Belon, President, Oak Brook Bank/Fox Valley
Edward F. Berkheimer, Information Technology
John A. Castellano, National Lending
John J. Falduto, Investment Management & Trust, Public Funds
Jill Greenberg, Managing Director, Chicago Private Bank
David M. Harrington, Investment Management & Trust
Terese M. Krafcheck, Investment Management & Trust
Joseph P. Kure, Managing Director, Chicago Private Bank
Kori R. Lannon, Commercial Banking
Paul J. Leake, Residential Lending
Douglas G. Madigan, Investment Management & Trust
Becky M. McPartlin, Building & Facilities
Thomas P. Ormseth, Treasury Management
Gary A. Pleickardt, Commercial Real Estate
Dale R. Saari, Treasurer, Financial Planning & Budgeting
Laura L. Sak, Audit
First Oak Brook Capital Markets, Inc.
Kurt F. Yndestad, President & CEO
Philip D. Bueche, Senior Vice President, Chief Financial Officer

First Oak Brook Bancshares, Inc.
Shareholder Information
Stock Listing
The Company’s Common Stock trades on The Nasdaq Stock Market® under the ticker symbol FOBB. As of February 24, 2006, there were 744 holders of record and approximately 2,112 beneficial shareholders.
Transfer Agent and Registrar
For answers to questions about stock transfers, changes of address, dividend payments, or lost certificates, call our transfer agent, Oak Brook Bank, at (630) 990-BANK x 255.
Market Makers
The following firms make a market in the Company’s Common Stock. Those marked with a star* are also providing research coverage.

Citadel Derivatives Group, LLC	312-395-2100	Morgan Stanley & Co., Inc.	212-761-4000
Citigroup Global Markets, Inc.	212-816-6000	Morgan, Keegan & Company	404-240-6859
FTN Midwest Securities Corp.*	615-734-6050	RBC Capital Markets Corp.	312-559-3000
Goldman Sachs & Co.	212-902-1000	Sandler, O’Neill & Partners, L.P.*	800-635-6851
Hill, Thompson, Magid & Co.	312-372-3828	Stifel, Nicolaus & Co., Inc.*	314-342-2000
Howe Barnes Investments, Inc.*	312-655-3000	Susquehanna International
Huntleigh Securities Corp.	800-766-4725	Group	610-617-2600
Keefe, Bruyette & Woods, Inc.*	212-887-7777	UBS Capital Markets, L.P.	203-719-7400
Knight Equity Markets L.P.	800-544-7508	UBS Securities, LLC	203-719-7400
Lehman Brothers Inc.	212-526-5700
Stock Data

	First	Second	Third	Fourth	Full
(per share)	Quarter	Quarter	Quarter	Quarter	Year
2005
Diluted net earnings	$.43	$.45	$.41	$.38	$1.67
Dividends paid	.16	.18	.18	.18	.70
High(1)	31.40	29.15	31.90	29.96	31.90
Low(1)	28.62	27.30	27.93	26.00	26.00
Close	29.29	28,22	30.29	27.95	27.95

2004
Diluted net earnings	$.48	$.48	$.46	$.49	$1.91
Dividends paid	.14	.16	.16	.16	.62
High(1)	33.70	31.99	31.29	33.47	33.70
Low(1)	29.55	28.25	29.40	31.09	28.25
Close	30.51	30.30	30.84	32.41	32.41

(1)	The prices shown represent the high and low closing sales prices for the quarter.

First Oak Brook Bancshares, Inc.
Corporate Information
Corporate Office
1400 Sixteenth Street
Oak Brook, Illinois 60523
(630) 990-BANK
www.firstoakbrook.com
email—rbouman@obb.com
Annual Meeting of Shareholders
The Annual Meeting of Shareholders will be held at 10 a.m. on Tuesday, May 9, 2006, in the Conference Center of our Corporate Office at 1400 Sixteenth Street, Oak Brook, Illinois 60523.
Products and Services
To receive information on our products and services, call us at (630) 990-BANK or visit Oak Brook Bank’s* Internet site at www.obb.com.
Financial Information
The Company’s 2005 Form 10-K Annual Report and quarterly financial releases, as well as other Company information, can be accessed through our website on the Internet at www.firstoakbrook.com.
This Summary Annual Report and our 2005 Form 10-K Annual Report accompany the Proxy Statement delivered to our shareholders for the Annual Meeting. Any individual requesting a printed copy of the Company’s 2005 Form 10-K Annual Report filed with the Securities and Exchange Commission may obtain it without charge by writing to Rosemarie Bouman, Executive Vice President, Chief Operating Officer and Chief Financial Officer, at the Corporate Office.
Company information on the Internet

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Investor Information,
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* Oak Brook Bank is a Member FDIC, Equal Housing Lender

First Oak Brook Bancshares, Inc.
Reports of Independent Registered Public Accounting Firms
Board of Directors and Shareholders of First Oak Brook Bancshares, Inc.:
We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of First Oak Brook Bancshares, Inc. and Subsidiaries as of December 31, 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated February 21, 2006, we expressed an unqualified opinion on those consolidated financial statements.
In our opinion, the information set forth in the accompanying condensed consolidated financial statements is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

Chicago, Illinois
February 21, 2006
The Board of Directors of First Oak Brook Bancshares, Inc.:
We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of First Oak Brook Bancshares, Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2004 (not presented herein); and in our report dated March 10, 2005, we expressed an unqualified opinion on those consolidated financial statements.
In our opinion, the information set forth in the accompanying condensed consolidated financial statements is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

Chicago, Illinois
March 10, 2005

First Oak Brook Bancshares, Inc.
Forward-Looking Statements
This summary annual report contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by use of the words “believe,” “expect,” “ intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ materially from the results projected in forward-looking statements due to various factors. These risks and uncertainties include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions in the Company’s market areas; legislative or regulatory changes; adverse developments in our loan or investment portfolios; the assessment of the provision and reserve for loan losses; significant increases in competition or changes in depositor preferences or loan demand; difficulties in identifying attractive branch sites or other expansion opportunities, or unanticipated delays in regulatory approval and construction buildout; difficulties in attracting and retaining qualified personnel; and possible dilutive effect of potential acquisitions or expansion. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update publicly any of these statements in light of future events except as may be required in subsequent periodic reports filed with the Securities and Exchange Commission.

First Oak Brook Bancshares, Inc.
1400 Sixteenth Street, Oak Brook, IL 60523
(630) 990-BANK